Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-101026), pertaining to the TD Wholesale Banking USA 401(k) Plan (formerly known as The Toronto-Dominion Bank, U.S. A. Division 401(k) Employee Retirement Savings Plan), of our report dated June 15, 2011, with respect to the financial statements and supplemental schedule of the TD Wholesale Banking USA 401(k) Plan (formerly known as The Toronto-Dominion Bank, U.S. A. Division 401(k) Employee Retirement Savings Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

New York, New York

June 28, 2011